INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-35098 and 33-35099 of Flagstar Companies, Inc. on Form S-8 of our reports dated June 6, 1997, appearing in this Annual Report on Form 11-K of the Flagstar 401(k) Plan, and the Denny's 401(k) Plan, for the year ended December 31, 1996.

DELOITTE & TOUCHE LLP
Greenville, South Carolina

June 6, 1997